Two Rivers Water Company Begins Development of Water Division

Denver, Colorado, July 26, 2010     Two Rivers Water Company (“Two Rivers,” OTCBB: TURV) has formed Two Rivers Water, LLC and hired Gary Barber, the current chairman of the Arkansas Basin Roundtable, to begin the development of its water business.

In February 2010, Two Rivers, through a subsidiary, purchased a 74% interest in the Huerfano Cucharas Irrigation Company (“HCIC”) which owns a reservoir and irrigation system on the Huerfano and Cucharas Rivers located in Huerfano and Pueblo Counties in southern Colorado.  Simultaneously, Two Rivers formed Two Rivers Farms, LLC, and purchased 1,700 acres of irrigated farmland along the HCIC ditch.  Two Rivers planted 500 acres of corn, wheat and oats this year (see picture).  It expects to expand its irrigated acreage planted to 2,500 acres next year with potential expansion to at least 10,000 acres, perhaps as much as 25,000 acres over the coming decade.

“Now that farming is well underway, Two Rivers will begin rehabilitation of its 50,000+ acre feet multi-reservoir storage capacity and acquire up to 30,000 additional acre feet of annual direct flow.  To spearhead that effort, Two Rivers has called on Gary Barber, a Colorado native and graduate of the U.S. Air Force Academy, to help establish a special water district in Huerfano County,” stated John McKowen, Chairman and CEO of Two Rivers.

Mr. McKowen added, “Unlike many water endeavors before us who mistakenly have tried to speculate on the price differential between farming and municipal use by hoping to move water out of farming on the Arkansas River basin, we believe it should stay here.  We believe in farming and developing agricultural efficiencies and then supporting potential municipal uses along the Arkansas.”

About Two Rivers Water Company

Formed in December 2002, Two Rivers is focused on acquiring and developing water, farming and alternative energy resources in southern Colorado.

FORWARD LOOKING STATEMENTS

This announcement contains forward-looking statements about Two Rivers that may involve risks and uncertainties. Important factors relating to the Two Rivers’ operations could cause results to differ materially from those in forward-looking statements and further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http://www.sec.gov). All forward-looking statements are based on information available to Two Rivers on the date hereof and Two Rivers assumes no obligation to update such statements.

Contact:  John McKowen
Two Rivers Water Company
Symbol TURV, OTCBB
Phone:  +1 (303) 222-1000
Email:  jmckowen@2riverswater.com